Exhibit 99.8

Management’s Discussion and Analysis of Financial Condition

and Results of Operations

The following discussion and analysis of our financial condition and results of operations is intended to assist you in understanding our financial position as of December 31, 2009 and March 31, 2010, and our results of operations for the years ended December 31, 2008 and 2009 and the three months ended March 31, 2009 and 2010. We have not included a discussion of our financial condition or results of operations for any prior periods because we did not generate revenue or have significant operations prior to February 2009, when we deployed our first jackup rig. Prior to June 2008, when we completed our acquisition of the issuer and our merger with our predecessor, Vantage Energy, we had no operating assets or revenue. For these historical periods, the issuer had no operations and, as a result, we have not presented any financial or operating data for the issuer. The below information represents the results of operations of parent and its consolidated subsidiaries. Following completion of the Transactions, a substantial portion of parent’s assets will be owned by, and a substantial portion of parent’s business will be done through, the issuer and its subsidiaries. The issuer will also receive the benefit of a guarantee from parent, a guarantee from the subsidiaries of the issuer and a guarantee from certain other subsidiaries of parent that are not subsidiaries of the issuer. P2020, the owner of the Aquamarine Driller, will not be a subsidiary of the issuer and will not guarantee or pledge assets to secure the notes. For more on the subsidiaries of parent that will not guarantee the notes, see “Business – Excluded Parent Subsidiaries.”

The results of operations for these periods are not necessarily indicative of the operating results for any future periods. In addition, the statements in this discussion regarding market conditions and outlook, expectations regarding future performance, our liquidity and capital resources and other non-historical statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Actual results may differ materially from those contained in or implied by any forward-looking statements.

This discussion and analysis of our financial condition and results of operations and our interim financial statements should be read in conjunction with “Selected Historical Consolidated Financial Data” and our audited and unaudited consolidated financial statements and related notes included elsewhere in this offering memorandum. Certain previously reported amounts have been reclassified to conform to the current year presentation.

Overview

We are an international offshore drilling company focused on operating a fleet of high specification drilling units. Our principal business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells for our customers. We also provide construction supervision services for, and will operate and manage, drilling units owned by others. Through our fleet of eight owned and managed drilling units, we are a provider of offshore contract drilling services to major, national and independent oil and natural gas companies, focused primarily on international markets. Our fleet of owned and managed drilling units is currently comprised of four jackup rigs, two drillships and two semisubmersibles.

The following table sets forth certain information concerning our owned and managed offshore drilling fleet.

Name	Ownership		Year Built/ Expected Delivery	Water Depth Rating (feet)		Drilling Depth Capacity (feet)	Status
Jackups
Emerald Driller	100%		2008	375		30,000	Operating
Sapphire Driller	100%		2009	375		30,000	Operating
Aquamarine Driller	100%		2009	375		30,000	Operating
Topaz Driller	100%		2009	375		30,000	Operating
Drillships (1)
Platinum Explorer	100	% (2)	2010	12,000	(3)	40,000	Under construction
DragonQuest (4)	—		2011	12,000		40,000	Under construction
Semisubmersibles (5)
Semi I	—		2010	10,000		40,000	Under construction
Semi II	—		2011	10,000		40,000	Under construction

(1)	We are currently overseeing the construction of these drillships pursuant to construction supervision agreements. Upon completion of this offering and the closing of the Acquisition, the construction supervision agreement for the Platinum Explorer will terminate. Upon completion of construction of the DragonQuest, which we expect to be delivered in July 2011 we expect to operate this drillship for the owner pursuant to a management services agreement. For more information, see “Business – Drilling Unit Agreements.”

(2)	We currently own a 45% interest in Mandarin, the owner of the construction contract for the Platinum Explorer, and will own 100% of Mandarin upon completion of this offering and the closing of the Acquisition. For more information on the Acquisition, see “Certain Relationships and Related Party Transactions – Platinum Explorer Transaction.”

(3)	The Platinum Explorer is designed to drill in up to 12,000 feet of water, but will be equipped at delivery to drill in 10,000 feet of water, which we believe to be the water depth currently targeted by leading offshore exploration and production companies for new deepwater development projects.

(4)	The DragonQuest was formerly known as the Titanium Explorer.

(5)	We are currently overseeing the construction of these semisubmersibles pursuant to construction supervision agreements with the owner of both of these vessels. Upon completion of construction, we expect to operate these semisubmersibles for the owner pursuant to management services agreements. For more information, see “Business– Drilling Unit Agreements.”

Business Outlook

Expectations about future oil and natural gas prices have historically been a key driver for demand for our services. However, the availability of quality drilling prospects, exploration success, availability of qualified rigs and operating personnel, relative production costs, availability and lead time requirements for drilling and production equipment, the stage of reservoir development and political and regulatory environments also affect our customers’ drilling programs. Beginning in 2008, the global financial crisis resulted in a reduction in global economic activity and a corresponding reduction in demand for oil and natural gas. The financial crisis also greatly reduced our customers’ access to capital to invest in both long- and short-term drilling programs. Oil prices, which were less than $40 per barrel in the first quarter of 2009, have fluctuated between the low $70’s and mid $80’s per barrel in 2010 and global economic activity has continued to recover.

We believe the market for premium jackups has been improving since the third quarter 2009 and we believe it will continue to improve through the remainder of 2010 as operators continue to develop oil and gas reserves in response to improved oil and gas prices. The continued improvement in the premium jackup market will be subject to several factors including the additional deliveries of newbuild premium jackup rigs and the re-activation of older, less efficient rigs by our competitors which they may offer at lower rates to compete with the efficiencies of the premium rigs.

Deepwater and ultra-deepwater projects are typically more expensive and longer in duration than shallow-water drilling programs, which reduces the volatility of dayrates and utilization to short-term fluctuations in oil and natural gas prices and general economic conditions. Deepwater operators tend to take a longer-term view of the global economy and oil and natural gas prices. We believe the long-term fundamentals for demand for oil and natural gas support a significant increase in deepwater and ultra-deepwater development. This development is further supported by significant oilfield discoveries offshore Brazil and continued deepwater field development in the Gulf of Mexico, West Africa and India.

In response to the financial crisis limiting operators’ access to financing, we believe that many operators deferred or did not initiate development of many deepwater projects, which will delay the commencement of drilling operations. Countries with significant deepwater oilfield discoveries also have initiatives to build domestic rig construction industries. We estimate that there are approximately 57 deepwater rigs scheduled for delivery through 2012, which will create supply pressure on the market. As a result of these conditions, dayrates have declined for deepwater and ultra-deepwater rigs from their record highs in 2008. Additionally, these market conditions have reduced the number of newbuild orders being placed with the shipyards for ultra-deepwater rigs.

As a result of these conditions, we believe that dayrates for deepwater and ultra-deepwater will remain at their current depressed rate until demand improves. Deepwater and ultra-deepwater rigs will continue to have attractive short-term opportunities in response to operators’ project specific needs for on-going deepwater development projects and will have opportunities to displace older less capable rigs in the midwater market.

In April 2010, a competitor operating in the U.S. Gulf of Mexico had a significant well control incident which resulted in the sinking of the Deepwater Horizon, an ultra-deepwater semisubmersible, and a significant oil spill. The cause of this well control incident is still under investigation. In response to this incident, the Minerals Management Service (now known as the Bureau of Ocean Energy Management, Regulation and Enforcement) of the U.S. Department of the Interior issued a notice on July 12, 2010 implementing a moratorium through November 30, 2010 on certain drilling activities in the U.S. Gulf of Mexico. In addition, at this time, we cannot predict what other actions may be taken by the U.S. federal government or state governments, or by any international governments, in response to this incident or what impact any such action may have on our operations or the operations of our customers.

We are a party to construction supervision agreements that entitle us to receive payments for supervising the construction of the Platinum Explorer, the DragonQuest and the Cobalt Explorer. The counterparties in each of these agreements are affiliates of F3 Capital. During the construction of each of these drillships, these agreements entitle us to receive a fee of $5.0 million per drillship annually, prorated to the extent construction is completed mid-year. In addition to our annual fee, we are reimbursed for all direct costs incurred in the performance of construction oversight services. These agreements may be terminated by either party upon the provision of notice. The construction supervision agreement for the Platinum Explorer will be terminated in connection with the Acquisition. For more information on this acquisition, see “Certain Relationship and Related Party Transactions – Platinum Explorer Transaction.”

As of June 30, 2010, we were owed $8.2 million on the Platinum Explorer and $5.4 million on the DragonQuest for construction services rendered by us. Pending closing of the Acquisition, we are not seeking payment of amounts owed to us for construction services rendered with respect to the Platinum Explorer. As a result of the non-payments for construction services for the DragonQuest, we have stopped ordering equipment for this unit until the outstanding amounts are paid.

In June 2009, construction activities on the Cobalt Explorer were suspended for one year. Negotiations are pending with F3 Capital to amend our respective performance obligations under the construction supervision agreement to correspond with the proposed deferred construction of the Cobalt Explorer. These negotiations include determining F3 Capital’s obligation to pay us approximately $3.0 million for construction services rendered by us in 2009, which we have recognized as management fee revenue, but which has not been paid as of the date of this offering memorandum. The management services agreement for the Cobalt Explorer is also being reviewed in connection with our discussions with F3 Capital regarding the construction supervision services.

We have agreements to manage the construction and operations of two ultra-deepwater semisubmersibles. These agreements are for an indefinite term, and continue until terminated by either party in accordance with the terms of the agreements. The semisubmersibles are capable of drilling in water depths up to 10,000 feet with a total vertical drilling depth of up to 40,000 feet. Pursuant to the agreements, during the construction phase we will receive an annual management and overhead fee and reimbursement of defined direct costs. During the operating phase, we will be paid management fees consisting of a fixed operating fee and participation in revenues and cash flows.

Key Drivers of Our Business

Revenue

Our revenue depends principally upon the number of rigs in our drilling fleet, the number of days these rigs are utilized and the contract dayrates received. Utilization and contract dayrates are primarily determined by the supply and demand balance in the offshore drilling market as well as our rigs’ operational performance, including mechanical efficiency, relative to that of our competitors in our industry. In order to improve utilization or realize higher contract dayrates, we may mobilize our rigs from one geographic region to another for which we may receive a mobilization fee. Mobilization fees are deferred and recognized as revenue over the term of the contract.

Operating Expenses

Our operating expenses are primarily affected by cost of labor, repairs and maintenance as well as utilization of our drilling fleet. Some of our costs are fixed in nature or do not vary at the same time or to the same degree as changes in revenue. For example, if a rig is expected to be idle between contracts and earn no revenue, we may maintain our rig crew, which reduces our earnings as we cannot fully offset the impact of the lost revenues with reductions in operating costs.

Results of Operations

Three Months Ended March 31, 2009 and 2010

The first of our jackup rigs was delivered in December 2008 and began operations under its initial contract in February 2009. Our second jackup rig completed construction in June 2009 and began operating under its first contract in August 2009. Our third jackup rig was delivered in September 2009, and commenced operations in January 2010. Our fourth jackup rig was delivered in December 2009 and began operating in March 2010.

Revenue: For the three months ended March 31, 2010, revenue was approximately $58.2 million. We recognized $39.3 million of contract drilling revenue from the operations of our four jackup rigs in the three months ended March 31, 2010 as compared to approximately $9.8 million of contract drilling revenue in the same period of 2009. The increase is due to operating four jackups during all or part of the first quarter of 2010 compared to one jackup beginning operations in February 2009. For the three months ended March 31, 2010, we generated $4.4 million of revenue related to our construction oversight services for the drillships and semisubmersibles as compared to $4.1 million of the comparable period of 2009. We record reimbursements from customers for “rebillable” costs and expenses as revenue and the related direct costs as operating expenses. For the three months ended March 31, 2010, reimbursable revenue was $14.5 million as compared to approximately $367,000 for the same period of 2009.

Operating expenses: For the three months ended March 31, 2010, we incurred total operating expenses of approximately $30.7 million, which included $17.3 million of contract drilling services expense and start up costs related to the operations of our four jackup rigs and $13.4 million related to our construction oversight projects and our Singapore operations base. As the Aquamarine Driller and Topaz Driller commenced operations on January 10, 2010 and March 15, 2010, respectively, the jackup fleet had approximately 275 operating days for the quarter ended March 31, 2010. For the three months ended March 31, 2009, we incurred a total of approximately $5.6 million of operating expenses, which included $3.2 million related to our jackup rig operations and $2.4 million associated with our Singapore operations base and construction oversight projects. Of our total operating expenses, approximately $12.3 million was for reimbursable expenses.

General and administrative expenses: General and administrative expenses were approximately $4.5 million for the three months ended March 31, 2010 as compared to $3.4 million in the comparable period of 2009. In 2010, we have recognized increased expenses related to compensation due to increased number of employees, travel expenses, professional fees, compliance expenses, information technology expenses related to the expansion of our ERP software system, network and communications systems. Our corporate staffing has increased to support our operations, to market our rig fleet on a worldwide basis and establish the necessary infrastructure of a public company.

Depreciation expense: Depreciation expense for the three months ended March 31, 2010 increased $5.8 million to $7.5 million as compared to the $1.7 million recognized in the three months ended March 31, 2009. The increase in 2010 is primarily due to depreciating all four jackup rigs for all or a portion of the first quarter 2010 as compared to the first quarter of 2009 when only the Emerald Driller was depreciated for a portion of the first quarter of 2009.

Interest expense: Interest expense increased $7.2 million in the first three months of 2010 as compared to the comparable period of 2009 primarily due to the interest expense related to the debt on the Emerald Driller, Sapphire Driller and Aquamarine Driller. All interest expense related to the jackup rigs was capitalized while the rigs were under construction. We capitalized $5.0 million of interest in the first quarter of 2010 as compared to $3.8 million in the first quarter of 2009.

Fiscal years ended December 31, 2008 and 2009

Until our acquisition of the issuer, we generated non-operating income in the form of interest income on the cash held in our trust account. With our acquisition of the issuer, we established an operational base in Singapore to oversee the construction of the rigs and for operation of the rigs upon completion of construction. The first of our jackup rigs was delivered in December 2008 and began operations under its initial contract in February 2009. Our second jackup rig completed construction in June 2009 and began operating under its first contract in August 2009. Our third jackup rig was delivered in September 2009, and commenced operations in January 2010. Our fourth jackup rig was delivered in December 2009 and commenced operating in March 2010 after completing final commissioning.

Revenue: For the year ended December 31, 2009, revenues were approximately $111.5 million. The Emerald Driller began its initial two-year drilling contract in February 2009 and operated throughout the remainder of the year generating approximately $56.6 million in contract drilling revenue. The Sapphire Driller began its initial contract in late August 2009 and generated $8.4 million in drilling revenue. We also received a $5.0 million mobilization fee on the Sapphire Driller. Our construction oversight services for the three drillships and two semisubmersibles generated $18.8 million in revenues for the year ended December 31, 2009 as compared to $825,000 for 2008. We record reimbursements from customers for “rebillable” costs and expenses as revenue and the related direct costs as operating expenses. For 2009, reimbursable revenue was $22.7 million as compared to $88,000 for 2008.

Operating Expenses: For the year ended December 31, 2009, we incurred total operating expenses of approximately $66.2 million, which included $29.6 million related to the Emerald Driller and Sapphire Driller operations. During a preload test in October 2009, the Sapphire Driller experienced a penetration of the sea floor by one of its legs, which is referred to as a “punchthrough.” Damage to the Sapphire Driller was minimal and no crew members were injured. During the time out of service for the repair, we did not earn approximately $4.5 million of revenue but continued to incur operating costs and overhead. The cost of repairs was approximately $4.7 million, which was below our insurance deductible and was paid out of our available cash. Additionally we incurred expenses of $35.6 million for our Singapore operations base and our deepwater construction oversight projects, of which, approximately $21.2 million was for reimbursable expenses. For the year ended December 31, 2008, we had $5.4 million of operating expenses related to our Singapore operations. The 2008 expenses were related to the opening of our Singapore office where our jackup rigs were being constructed. Prior to our June 2008 acquisition of the issuer, we had no operating assets or bases.

General and Administrative Expenses: General and administrative expenses were approximately $15.7 million for the year ended December 31, 2009 as compared to $9.3 million in 2008. The increase in 2009 over 2008 was primarily due to our acquisition of the issuer in June 2008. Following the acquisition of the issuer, we increased the corporate staffing to support our operations, to market our rig fleet on a worldwide basis and establish the necessary infrastructure of a public company. In 2009, we have recognized increased expenses related to compensation due to increased number of employees, travel expenses, professional fees, compliance expenses, information technology expenses related to the expansion of our ERP software system, network and communications systems and insurance expense. Prior to our acquisition of the issuer, our general and administrative expenses were limited to evaluating potential acquisitions and the administrative expenses associated with being a development stage public company.

Depreciation Expense: Depreciation expense for the year ended December 31, 2009 increased $11.1 million over 2008 primarily because we began depreciating the Emerald Driller in February 2009 and the Sapphire Driller in September 2009 as both rigs began operations on their initial drilling contracts. Additionally, in 2009, we recognized depreciation expense related to our ERP software system, office related equipment and leasehold improvements. Depreciation expense for year ended December 31, 2008 was related primarily to office equipment and leasehold improvements.

Interest Income: Interest income decreased $4.1 million in 2009 as compared to 2008 as a result of having lower cash balances available for investment in 2009 as compared to 2008. Vantage Energy, our predecessor, completed its initial public offering in May 2007 with net proceeds of approximately $270.0 million. These funds were held in trust and substantially all of the net proceeds were invested in interest bearing securities until June 2008 when they were released in connection with our acquisition of the issuer.

Interest expense: Interest expense increased $8.1 million in 2009 as compared to 2008 primarily due to the interest expense related to the debt on the Emerald Driller and the Sapphire Driller. All interest expense related to the jackup rigs was capitalized while the rigs were under construction. We capitalized $23.8 million of interest in 2009 as compared to $3.9 million in 2008.

Off-Balance Sheet Arrangements

We do not have any special purpose or limited purpose entities that provide off-balance sheet financing, liquidity or market or credit risk support, and we do not currently engage in hedging, research and development services or other relationships that expose us to liability that is not reflected in our financial statements.

Liquidity and Capital Resources

As of March 31, 2010, we had working capital of approximately $72.4 million.

On January 22, 2010, we sold 30,000,000 ordinary shares in a public offering at $1.49 per share. The net proceeds, after underwriters’ discounts and commissions and offering expenses, of approximately $41.8 million, was used for general corporate purposes, including capital expenditures related to our drilling fleet and working capital, including pre-funding advances for operating expenses and interest on the Aquamarine term loan. In connection with the public offering, the underwriters exercised their over-allotment option and purchased 4,150,000 additional ordinary shares on February 12, 2010. The net proceeds, after underwriters’ discounts and commissions, of $5.8 million was used for working capital and general corporate purposes.

Concurrently with this offering, parent is offering approximately $50.0 million of its ordinary shares. In connection with the concurrent equity offering, parent will grant the underwriters an option to purchase approximately $7.5 million of additional ordinary shares to cover any over-allotments.

Short-term Debt

On December 22, 2008, F3 Capital made an unsecured loan to us in the principal amount of $10.0 million with all amounts outstanding bearing interest at an annual rate of 7% until February 16, 2009 and 10% thereafter. On March 4, 2009, F3 Capital agreed to settle the outstanding principal and interest owed under the loan in exchange for 10,655,866 ordinary shares priced at the average of the closing price for the 5-day period preceding March 3, 2009, or $0.95 per share. The issuance of the shares for settlement of the amounts due under the loan was subject to shareholder approval.

On March 3, 2009, we entered into a loan agreement with F3 Capital under which F3 Capital made a $4.0 million unsecured loan to us. F3 Capital agreed to settle the outstanding principal and interest owed under the loan agreement for 3,921,569 ordinary shares at a price equal to the closing price of the ordinary shares on the preceding day, March 2, 2009, which was $1.02 per share. The issuance of the shares for settlement of the amounts due under the loan was subject to shareholder approval.

Shareholders approved both of these transactions with F3 Capital in December 2009 and the ordinary shares were issued in January 2010. Additionally, we paid $1.6 million in charges related to the conversion of the short-term notes.

Long-term Debt

As of March 31, 2010 and December 31, 2009, our long-term debt was composed of the following:

	March 31, 2010	December 31, 2009
	(Unaudited)
Existing credit facility	$151,812	$161,461
Aquamarine term loan	102,855	101,638
13 1/2 % Notes	131,272	130,979

	385,939	394,078
Less current maturities of long-term debt	(16,000)	(16,000)

Long-term debt	$369,939	$378,078

(Dollars in thousands)

Aquamarine Term Loan

In August 2009, P2020, one of our wholly-owned subsidiaries, entered into the Aquamarine term loan with a lender for $100.0 million. Parent is a guarantor of the Aquamarine term loan. The proceeds from the Aquamarine term loan were used to partially fund the final construction payment for the Aquamarine Driller. Borrowings under the Aquamarine term loan bear cash interest at 15% per annum and will mature September 2, 2014. In addition to the cash interest, borrowings under the Aquamarine term loan incur pay-in-kind interest which accretes the value of the Aquamarine term loan to $140.0 million at maturity. There are two options to prepay the Aquamarine term loan, so long as no event of default has occurred and is continuing: (i) between September 1, 2011 and August 31, 2012, we may purchase the Aquamarine term loan for $127.5 million plus all accrued and unpaid cash interest due; and (ii) between September 1, 2012 and August 31, 2014, we may purchase the Aquamarine term loan for $140.0 million plus all accrued and unpaid cash interest due. The lender holds a first priority security interest in the Aquamarine Driller and is entitled to an assignment of certain of our rights under any contracts relating to the Aquamarine Driller. The Aquamarine term loan has a variety of covenants, including a financial covenant debt service coverage test at the borrower level and administrative reporting requirements. The Aquamarine term loan also contains customary events of default and remedies. P2020 will not guarantee the notes offered hereby.

Existing Credit Facility

On June 12, 2008, certain of the subsidiaries of parent entered into a $440.0 million credit facility, which includes a term loan and a revolving loan with a syndicate of lenders to finance the construction and delivery of the four Baker Marine Pacific Class 375 jackup rigs. This loan agreement was subsequently amended on December 22, 2008 and July 31, 2009 pursuant to which the outstanding commitments under the credit facility were reduced and only the Emerald Driller and Sapphire Driller were permitted to be financed under the facility. Parent is a guarantor under the facility.

The interest rate is based on LIBOR plus a margin ranging from 3.5% to 5.5%. Borrowings are secured by a lien on substantially all of the assets of the borrowers and the guarantors, including all of the equity interests of certain of the subsidiaries of the parent whose jurisdiction of organization is the Cayman Islands, Hungary and The Netherlands and all of parent’s equity interests in Vantage Energy, but excluding all of parent’s equity interests in its subsidiaries organized in Singapore. In March 2009, the borrowers entered into interest rate swaps to fix the interest rate on $90.8 million notional amount of debt associated with the Emerald Driller. At March 31, 2010, the interest rate swaps represented a liability of $803,000, which is included in current accrued liabilities on our consolidated balance sheet, with a corresponding increase in other comprehensive loss. The balance of the borrowings are currently bearing interest at floating rates of LIBOR plus 4.5% to 5.5%. As of March 31, 2010, $9.6 million was in escrow to fund future debt service.

The borrowers and the guarantors are subject to certain restrictive covenants under the credit facility, including certain financial covenants, all of which we believe the borrowers and the guarantors were in compliance with at March 31, 2010. The credit facility contains customary events of default, the occurrence of which could lead to an acceleration of the obligations.

In connection with the consummation of the Transactions, all amounts outstanding under the credit facility will be repaid and the credit facility will be terminated.

13  1/2% Notes

In December 2009, P2021, one of our wholly-owned subsidiaries, issued $135.0 million aggregate principal amount of the 13 1/2% Notes under an indenture. The 13 1/2% Notes were issued at a price equal to 97% of their face value, and are fully and unconditionally guaranteed, on a senior secured basis, by us and any of our future restricted subsidiaries and any future restricted subsidiaries of P2021. Gross proceeds, before deducting fees and related expenses, were approximately $131.0 million. We used approximately $123.2 million to make the final construction payment on the Topaz Driller, with the balance to be used for general corporate purposes. The original issuance discount, reported as a direct deduction from the face amount of the 13 1/2% Notes, will be recognized over the life of the 13 1/2% Notes on the interest method. The effective interest rate of the 13 1/2% Notes is approximately 14.4%.

Principal payments of $10.0 million will be made on the 13 1/2% Notes commencing on June 15, 2011 and every six months thereafter, with the final amortization payment on December 15, 2013. The 13 1/2% Notes bear interest from the date of their issuance at the rate of 13 1/2% per year. Interest on outstanding 13 1/2% Notes will be payable semi-annually in arrears, commencing on June 15, 2010. As of March 31, 2010, we have escrowed $9.1 million for the first interest payment on the 13 1/2% Notes.

The 13 1/2% Notes may be redeemed, in whole or in part, during specified periods at specified redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest on the 13 1/2% Notes redeemed, to the applicable redemption date. If a change of control, as defined in the indenture, occurs each holder of 13 1/2% Notes will have the right to require the repurchase of all or any part of its 13 1/2% Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

If P2021 or any restricted subsidiary engages in certain asset sales, the net cash proceeds from such sales must be used to: (i) repay outstanding debt; (ii) acquire another company in its industry; (iii) make capital expenditures; or (iv) invest in its business, or, if excess proceeds remain, make an offer to purchase a principal amount of the 13 1/2% Notes and other pari passu indebtedness equal to the excess net cash proceeds. The purchase price of each 13 1/2% Note so purchased will be 100% of its principal amount, plus accrued and unpaid interest.

The indenture governing the 13 1/2% Notes, among other things, limits P2021 and any future restricted subsidiaries’ ability and, in certain cases, our ability to: (i) incur or guarantee additional indebtedness or issue disqualified capital stock; (ii) create or incur liens; (iii) pay dividends, redeem subordinated indebtedness or make other restricted payments; (iv) transfer or sell assets; (v) incur dividend or other payment restrictions affecting restricted subsidiaries; (vi) consummate a merger, consolidation or sale of all or substantially all of our assets or those of P2021 of any restricted subsidiaries; (vii) enter into transactions with affiliates; (viii) designate subsidiaries as unrestricted subsidiaries; (ix) engage in businesses other than a business that is the same or similar to the current business and reasonably related businesses; and (x) take or omit to take any actions that would adversely affect or impair in any material respect the collateral securing the 13 1/2% Notes. Our future subsidiaries may become restricted subsidiaries and guarantors under limited circumstances. In connection with the consummation of the Transactions, all amounts outstanding under the 13 1/2% Notes will be redeemed and the related security will be released. P2021 will not guarantee the notes offered hereby.

Contingent Obligations

We are subject to litigation, claims and disputes in the ordinary course of business, some of which may not be covered by insurance.

In connection with our public offering consummated on September 1, 2009, F3 Capital has asserted that it should be entitled to certain benefits from us and has delivered a written demand for such benefits. We dispute that F3 Capital is entitled to such benefits and no assurances can be given as to the ultimate resolution of this dispute.

On December 8, 2009, we received a letter from Pritchard Capital Partners, LLC, or Pritchard Capital, claiming, pursuant to an engagement letter among parent, the issuer and Pritchard Capital that it had the right to participate in the offering of the 13 1/ 2% Notes and to receive at least 30% of the fees the initial purchasers would receive. We did not pay any fees to Pritchard Capital, and we do not believe that Pritchard Capital was entitled to any fees, in connection with that offering. If Pritchard Capital makes a claim, we intend to vigorously defend ourselves.

Long-term Debt Adjusted for the Transactions

As of March 31, 2010, after giving effect to this offering and the other Transactions, we would have had $1.1 billion of outstanding debt, consisting of the notes, the F3 Capital Note, the Aquamarine term loan, as well as short-term debt. At the closing of this offering, we will deliver a notice of redemption, and deposit with the trustee sufficient funds from the net proceeds of this offering, to redeem all of the outstanding 13 1/2% Notes. We will redeem these notes at 104% of their principal amount, plus accrued and unpaid interest for a total redemption cost of $145.4 million. The net proceeds from the offering of the 13 1 /2% Notes were used to fund the final construction payment for the Topaz Driller. In addition, at the closing of this offering, we will also terminate our existing credit facility. We cannot assure you that the notes will be issued at the price assumed. For more information on the notes offered hereby, see “Description of Notes,” and for more information on the F3 Capital Note, see “Description of Other Indebtedness.”

Contractual Obligations

In the tables below, we set forth our contractual obligations as of December 31, 2009, actual and as adjusted for this offering and the other Transactions. Some of the figures we include in this table are based on our estimates and assumptions about these obligations, including their duration and other factors. The contractual obligations we will actually pay in future periods may vary from those reflected in the table because the estimates and assumptions are subjective.

	For the Years Ending December 31,
	Total	2010	2011-2012	2013-2014	After 5 Years
Principal payments on existing credit facility (1)	$161,461	$16,000	$32,000	$32,000	$81,461
Principal payments on Aquamarine term loan (2)	140,000	—	—	140,000	—
Principal payments on 13 1/2% Notes (2)	135,000	—	40,000	95,000	—
Operating lease payments (3)	4,417	3,335	1,082	—	—
Purchase obligations (4)	13,703	13,703	—	—	—
Drillship construction agreement (5)	226,820	226,820	—	—	—

Total as of December 31, 2009	$681,401	$259,858	$73,082	$267,000	$81,461

(Dollars in thousands)

(1)	Amounts represent the scheduled principal amortization payments on our existing credit facility. We anticipate that a portion of our excess cash flows, as defined in the existing credit facility, will accelerate the principal amortization.

(2)	Amounts represents the accreted value of the debt at maturity.

(3)	Amounts represent lease payments under existing operating leases. We enter into operating leases in the normal course of business, some of which contain renewal options. Our future cash payments would change if we exercised those renewal options and if we enter into additional operating leases.

(4)	Includes approximately $9.6 million related to jackup construction project and other jackup equipment and $4.1 million related to the drillship construction project. This amount does not include our share of the estimated $120.0 million in commissioning and other costs for the Platinum Explorer as those costs have not yet been committed.

(5)	Reflects payment to DSME for the final construction payments for the Platinum Explorer based on our 45% ownership interest in Mandarin. As a result of the Acquisition, we will be responsible for 100% of these payments.

The following table reflects our contractual obligations after giving pro forma effect to the application of the net proceeds of this offering and the completion of the Transactions as contemplated under “Use of Proceeds.”

	As Adjusted For the Years Ending December 31,
	Total	2010	2011-2012	2013-2014	After 5 Years
Principal payments on Aquamarine term loan (1)	$140,000	$—	$—	$140,000	$—
Principal payments on notes offered hereby	960,000	—	—	—	960,000
Payments on F3 Capital Note	60,000	—	—	—	60,000
Operating lease payments (2)	4,417	3,335	1,082	—	—
Purchase obligations (3)	13,703	13,703	—	—	—
Platinum Explorer construction payments (4)	504,044	504,044	—	—	—

Total as of December 31, 2009	$1,682,164	$521,082	$1,082	$140,000	$1,020,000

(Dollars in thousands)

(1)	Amounts represents the accreted value of the debt at maturity.

(2)	Amounts represent lease payments under existing operating leases. We enter into operating leases in the normal course of business, some of which contain renewal options. Our future cash payments would change if we exercised those renewal options and if we enter into additional operating leases.

(3)	Includes approximately $9.6 million related to jackup construction projects and other jackup equipment and $4.1 million related to the drillship construction project. This amount does not include our share of the estimated $120.0 million in commissioning and other costs for the Platinum Explorer as those costs have not yet been commissioned.

(4)	Reflects payment to DSME for the final construction payments for the Platinum Explorer. As a result of the Acquisition, we will be responsible for 100% of these payments.

Critical Accounting Policies and Accounting Estimates

The preparation of financial statements and related disclosures in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. While management believes current estimates are appropriate and reasonable, actual results could materially differ from those estimates. We have identified the policies below as critical to our business operations and the understanding of our financial operations. The impact of these policies and associated risks are discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operation where such policies affect our reported and expected financial results.

Property and Equipment. Consists of the values of our drilling rigs, furniture and fixtures, computer equipment and capitalized costs for computer software. Drilling rigs are being depreciated on a component basis over estimated useful lives ranging from five to thirty years on a straight-line basis as of the date placed in service. Other assets are, depreciated upon placement in service over estimated useful lives ranging from three to seven years on a straight-line basis. When assets are sold, retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the gain or loss is recognized.

Interest costs related to the credit agreements for the financing of the jackup rigs and the amortization of debt financing costs have been capitalized as part of the cost of the respective jackups while they are under construction. Total interest and amortization costs capitalized for the three months ended March 31, 2010 and 2009 was $5.0 million and $3.8 million, respectively.

We evaluate the realization of property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss on our property and equipment exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Any impairment loss recognized represents the excess of the asset’s carrying value over the estimated fair value.

Debt Financing Costs. Costs incurred with debt financings are deferred and amortized over the term of the related financing facility.

Revenue. Revenue is recognized as services are performed based on contracted dayrates and the number of operating days during the period.

In connection with a customer contract, we may receive lump-sum fees for the mobilization of equipment and personnel. Mobilization fees and costs incurred to mobilize a rig from one geographic market to another are deferred and recognized on a straight-line basis over the term of such contract, excluding any option periods. Costs incurred to mobilize a rig without a contract are expensed as incurred. Fees or lump-sum payments received for capital improvements to rigs are deferred and amortized to income over the term of the related drilling contract. The costs of such capital improvements are capitalized and depreciated over the useful lives of the assets.

We record reimbursements from customers for “rebillable” costs and expenses as revenue and the related direct costs as operating expenses.

Rig Certifications. We are required to obtain regulatory certifications to operate our offshore drilling rigs and must maintain such certifications through periodic inspections and surveys. The costs associated with these certifications, including drydock costs, are deferred and amortized over the corresponding certification periods.

Income Taxes. Income taxes have been provided based upon the tax laws and rates in effect in the countries in which operations are conducted and income is earned. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized. We recognize interest and penalties related to uncertain tax positions in income tax expense.

Share-Based Compensation. We account for employee share-based compensation using the fair value method as prescribed under U.S. GAAP. Restricted share grants are valued based on the market price of our ordinary shares on the date of grant and the fair value attributable to share options is calculated based on the Black-Scholes option pricing model. The fair values are amortized to expense over the service period which is equivalent to the time required to vest the share options and share grants. We recognized approximately $1.5 million of share-based compensation expense for the three months ended March 31, 2010 as compared to $1.1 million of share-based compensation expense, net of capitalized amounts of $78,000 in the three months ended March 31, 2009.

Use of Estimates. The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. While management believes current estimates are appropriate and reasonable, actual results could differ from those estimates.

New Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Codification, or ASC, 105-10 (formerly Statement of Financial Accounting Standards No. 168), “Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles.” The ASC has become the single, official source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with U.S. GAAP. The historical U.S. GAAP hierarchy was eliminated and the ASC became the only level of authoritative U.S. GAAP, other than guidance issued by the SEC. As the ASC does not change or alter existing U.S. GAAP, it will not have an impact on our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosure about Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices and other market driven rates or prices. We did not engage in any substantive commercial business in 2008. Our first two jackup rigs began operating in February and August 2009, respectively. Although the risks associated with foreign exchange rates, commodity prices, and equity prices were not significant in 2008, they will become more significant as our construction projects are completed and the rigs begin operating. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

Interest Rate Risk

At March 31, 2010, we had $151.8 million of variable rate debt outstanding related to our existing credit facility. This variable rate debt bears interest at the rate of LIBOR plus a margin ranging from 3.5% to 5.5%. On March 31, 2009 we entered into interest rate swaps to fix the interest rate on $90.8 million notional amount of debt associated with the Emerald Driller. These swaps fix the interest rate at approximately 5.5%. Our remaining borrowings under the existing credit facility are currently bearing interest on a floating rate of LIBOR plus 5.5%. Based upon the March 31, 2010 variable rate debt outstanding amounts, a one percentage point change in the LIBOR interest rate would result in a corresponding change in annual interest expense of approximately $1.5 million.

Foreign Currency Exchange Rate Risk

As our international operations expand, we will be exposed to foreign exchange risk. Our primary foreign exchange risk management strategy involves structuring customer contracts to provide for payment in both U.S. dollars, which is our functional currency, and local currency. The payment portion denominated in local currency is based on anticipated local currency requirements over the contract term. Due to various factors, including customer acceptance, local banking laws, other statutory requirements, local currency convertibility and the impact of inflation on local costs, actual foreign exchange needs may vary from those anticipated in the customer contracts, resulting in partial exposure to foreign exchange risk. As our first jackup rigs began operations in 2009, fluctuations in foreign currencies have not had a material impact on our overall results. If we find ourselves in situations where payments of local currency do not equal local currency requirements, foreign exchange derivative instruments, specifically foreign exchange forward contracts, or spot purchases, may be used to mitigate foreign currency risk. A foreign exchange forward contract obligates us to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. We do not enter into derivative transactions for speculative purposes. At March 31, 2010, we did not have any open foreign exchange derivative contracts.